Exhibit 10.2

March 30, 2026

Robert T. DeMartini

102 White Pine Canyon Road

Park City, UT 84060

Re:	Amendment to Employment Agreement

Dear Rob:

You and the Company agree that your Amended and Restated Employment Agreement by and between you and Purple Innovation, Inc. (“Company”) dated March 19, 2022 (as amended by the amendments dated January 26, 2024, March 12, 2025, July 23, 2025, and August 7, 2025, your “Employment Agreement”) is amended in the following respects:

1.	The second sentence of Section 4(c) is revised in its entirety to read as follows:

In addition, subject to the release requirement described in the next sentence, and subject to Sections 26 and 27, Executive shall be entitled to (i) an amount equal to 1.5 times Executive’s annual Base Salary, payable in substantially equal installments over eighteen (18) months in accordance with the Company’s regular payroll practices (“Continued Salary Payments”), (ii) any earned but unpaid Annual Bonus for the year preceding the year of termination to be paid at same time earned annual bonuses are paid to other senior executives, (iii) the vesting of Executive’s outstanding Company equity awards that vest based on continued service or employment shall fully accelerate so that such awards shall be become fully vested as of the Executive’s date of termination, and (iv) subject to Executive’s timely election of COBRA coverage, payment of the COBRA premiums for Executive and his eligible dependents for eighteen (18) months; however if such payments would violate applicable law (including, without limitation, Section 2716 of the Public Health Service Act) the Company may pay Executive the monthly cash value of the payments (items (i), (ii), (iii) and (iv) together, the “Change in Control Period Severance Benefits”).

2.	The introductory clause of Section 5 is revised in its entirety to read as follows:

During the period commencing on the Effective Date and ending twelve months following the termination of Executive’s employment with the Company (and such twelve-month period is extended to an eighteen-month period if during a Change in Control Period Executive’s employment is terminated without Cause by the Company or Executive resigns for Good Reason), Executive shall not directly or indirectly (whether for compensation or without compensation), as principal, agent, owner, partner, employee, consultant, shareholder, member, director, manager or officer, as the case may be, or otherwise howsoever (other than as the holder of an ownership interest of not more than 1% of the total outstanding stock of a publicly traded entity):

All other terms and conditions of your Employment Agreement remain in full force in effect.

Yours sincerely,

/s/ Adam Gray
Adam Gray,	Date: March 30, 2026
Chairman of the Board of Directors

Accepted and Agreed to by:

/s/ Robert T. DeMartini
Robert T. DeMartini	Date: March 30, 2026